Exhibit 99.2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

B/E Aerospace, Inc.

Wellington, Florida

We have audited the accompanying consolidated balance sheets of B/E Aerospace, Inc. and subsidiaries (the “Company”) as of December 31, 2016 and 2015, and the related consolidated statements of earnings and comprehensive income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2016. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of B/E Aerospace, Inc. and subsidiaries as of December 31, 2016 and 2015, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2016, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Certified Public Accountants

Miami, Florida

February 28, 2017

B/E AEROSPACE, INC.

CONSOLIDATED BALANCE SHEETS, DECEMBER 31, 2016 AND 2015

(In millions, except per share data)

	December 31,	December 31,
	2016	2015
ASSETS

Current assets:
Cash and cash equivalents	$202.0	$154.1
Accounts receivable	353.5	354.6
Inventories	1,258.9	1,091.9
Other current assets	54.2	57.8
Total current assets	1,868.6	1,658.4

Property and equipment	407.0	391.2
Goodwill	798.7	813.2
Identifiable intangible assets	213.0	231.3
Other assets	82.8	46.8
	$3,370.1	$3,140.9

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$316.6	$300.5
Accrued liabilities	540.5	521.7
Total current liabilities	857.1	822.2

Long-term debt	2,037.0	2,034.1
Deferred income taxes	126.8	92.7
Other non-current liabilities	132.7	136.4

Commitments, contingencies and off-balance sheet arrangements (Note 8)

Stockholders’ equity:
Preferred stock, $0.01 par value; 1.0 shares authorized; no shares outstanding	—	—
Common stock, $0.01 par value; 200.0 shares authorized; 107.6 shares issued as of December 31, 2016 and 107.4 shares issued as of December 31, 2015	1.1	1.1
Additional paid-in capital	(805.8)	(847.8)
Treasury stock; 6.1 shares at December 31, 2016 and 4.2 shares at December 31, 2015	(270.6)	(183.9)
Retained earnings	1,458.2	1,232.9
Accumulated other comprehensive loss	(166.4)	(146.8)
Total stockholders’ equity	216.5	55.5
	$3,370.1	$3,140.9

See accompanying notes to consolidated financial statements.

B/E AEROSPACE, INC.

CONSOLIDATED STATEMENTS OF EARNINGS AND COMPREHENSIVE INCOME

FOR THE YEARS ENDED DECEMBER 31, 2016, 2015 AND 2014

(In millions, except per share data)

	Year Ended December 31,
	2016	2015	2014

Revenues	$2,932.9	$2,729.6	$2,599.0
Cost of sales	1,799.5	1,642.5	1,582.8
Selling, general and administrative	336.1	360.4	347.9
Research, development and engineering	290.7	274.4	284.3
Operating earnings	506.6	452.3	384.0
Interest expense, net	91.1	94.8	130.6
Debt prepayment costs	—	0.9	243.6
Earnings before income taxes	415.5	356.6	9.8
Income tax expense (benefit)	104.4	70.9	(47.9)
Earnings from continuing operations	311.1	285.7	57.7
Earnings from discontinued operations, net of income taxes	—	—	46.6
Net earnings	311.1	285.7	104.3

Other comprehensive loss:
Foreign currency translation adjustment and other	(19.6)	(41.4)	(101.4)
Comprehensive income	$291.5	$244.3	$2.9

Net earnings per share from continuing operations - basic	$3.10	$2.75	$0.55
Net earnings per share from discontinued operations - basic	—	—	0.45
Net earnings per share - basic	$3.10	$2.75	$1.00

Net earnings per share from continuing operations - diluted	$3.08	$2.73	$0.55
Net earnings per share from discontinued operations - diluted	—	—	0.45
Net earnings per share - diluted	$3.08	$2.73	$1.00

Dividends declared per share	$0.84	$0.76	$—

Weighted average common shares - basic	100.4	104.0	104.0
Weighted average common shares - diluted	100.9	104.5	104.5

See accompanying notes to consolidated financial statements.

B/E AEROSPACE, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2016, 2015 AND 2014

(In millions)

						Accumulated
			Additional			Other	Total
	Common Stock		Paid -in	Treasury	Retained	Comprehensive	Stockholders’
	Shares	Amount	Capital	Stock	Earnings	Loss	Equity
Balance, December 31, 2013	105.7	$1.1	$1,710.4	$(21.6)	$923.3	$(4.0)	$2,609.2
Sale of stock under employee stock purchase plan	0.1	—	8.4	—	—	—	8.4
Purchase of treasury stock	—	—	—	(7.0)	—	—	(7.0)
Exercise of stock options	0.1	—	0.3	—	—	—	0.3
Restricted stock grants	0.8	—	28.2	—	—	—	28.2
Tax benefits realized from prior exercises of employee stock options and restricted stock	—	—	3.5	—	—	—	3.5
Net earnings	—	—	—	—	104.3	—	104.3
Spin-Off of KLX Inc.	—	—	(2,635.4)	—	—	8.0	(2,627.4)
Other comprehensive loss	—	—	—	—	—	(109.4)	(109.4)
Balance, December 31, 2014	106.7	1.1	(884.6)	(28.6)	1,027.6	(105.4)	10.1
Sale of stock under employee stock purchase plan	0.1	—	6.8	—	—	—	6.8
Purchase of treasury stock	—	—	—	(155.3)	—	—	(155.3)
Cash dividends declared	—	—	—	—	(80.4)	—	(80.4)
Restricted stock grants	0.6	—	28.9	—	—	—	28.9
Tax benefits realized from prior exercises of employee stock options and restricted stock	—	—	5.0	—	—	—	5.0
Net earnings	—	—	—	—	285.7	—	285.7
Spin-Off of KLX Inc.	—	—	(3.9)	—	—	—	(3.9)
Other comprehensive loss	—	—	—	—	—	(41.4)	(41.4)
Balance, December 31, 2015	107.4	1.1	(847.8)	(183.9)	1,232.9	(146.8)	55.5
Sale of stock under employee stock purchase plan	0.1	—	6.1	—	—	—	6.1
Purchase of treasury stock	—	—	—	(86.7)	—	—	(86.7)
Cash dividends declared	—	—	—	—	(85.8)	—	(85.8)
Restricted stock grants	0.1	—	34.0	—	—	—	34.0
Tax benefits realized from prior exercises of employee stock options and restricted stock	—	—	1.9	—	—	—	1.9
Net earnings	—	—	—	—	311.1	—	311.1
Other comprehensive loss	—	—	—	—	—	(19.6)	(19.6)
Balance, December 31, 2016	107.6	$1.1	$(805.8)	$(270.6)	$1,458.2	$(166.4)	$216.5

See accompanying notes to consolidated financial statements.

B/E AEROSPACE, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2016, 2015 AND 2014

(In millions)

	Year Ended December 31,
	2016	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$311.1	$285.7	$104.3
Adjustments to reconcile net earnings to net cash flows provided by operating activities, net of effects from acquisitions:
Depreciation and amortization	83.6	85.3	142.3
Deferred income taxes	34.4	(4.1)	36.3
Non-cash compensation	35.2	30.2	29.7
Tax benefits realized from prior exercises of employee stock options and restricted stock	(1.9)	(5.0)	(3.5)
Provision for doubtful accounts	0.8	7.2	9.6
Loss on disposal of property and equipment	3.0	9.2	3.8
Debt prepayment costs	—	0.9	243.6
Changes in operating assets and liabilities:
Accounts receivable	(16.1)	(84.7)	(77.0)
Inventories	(194.7)	(184.6)	(284.0)
Other current and non-current assets	(30.1)	67.7	(220.2)
Accounts payable and accrued liabilities	81.5	103.0	266.0
Net cash flows provided by operating activities	306.8	310.8	250.9

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(80.8)	(80.5)	(255.6)
Acquisitions, net of cash acquired	—	3.9	(1,043.1)
Other	(2.6)	(6.4)	0.8
Net cash flows used in investing activities	(83.4)	(83.0)	(1,297.9)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from common stock issued	5.2	5.8	7.5
Purchase of treasury stock, including share repurchases	(86.7)	(155.3)	(7.0)
Proceeds from long-term debt	—	—	2,189.0
Proceeds from KLX long-term debt	—	—	1,200.0
Principal payments on long-term debt	—	(136.0)	(1,950.0)
Borrowings on line of credit	225.0	—	868.0
Repayments on line of credit	(225.0)	—	(868.0)
Debt prepayment costs	—	—	(210.9)
Debt origination costs	—	—	(61.3)
Tax benefits realized from prior exercises of employee stock options and restricted stock	1.9	5.0	3.5
Cash divested in connection with Spin-Off of KLX	—	—	(460.0)
Dividends	(85.0)	(79.3)	—
Net cash flows (used in) provided by financing activities	(164.6)	(359.8)	710.8

Effect of foreign exchange rate changes on cash and cash equivalents	(10.9)	(6.4)	(9.1)

Net increase (decrease) in cash and cash equivalents	47.9	(138.4)	(345.3)
Cash and cash equivalents, beginning of year	154.1	292.5	637.8
Cash and cash equivalents, end of year	$202.0	$154.1	$292.5

	Year Ended December 31,
	2016	2015	2014
Supplemental disclosures of cash flow information:
Cash paid (refunded) during period for:
Interest	$86.2	$77.3	$148.3
Income taxes, net of $32.0 payments in 2015	64.7	(11.8)	124.0

Supplemental schedule of non-cash activities:
Accrued property additions	$3.1	$3.6	$9.1

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2016, 2015 AND 2014

(In millions, except share and per share data)

1.              SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Basis of Presentation — B/E Aerospace, Inc. and its wholly owned subsidiaries (the “Company”) designs, manufactures, sells and services commercial aircraft and business jet cabin interior products consisting of a broad range of seating and interior systems, including structures for food and beverage storage and preparation equipment. The Company’s principal customers are the operators of commercial and business jet aircraft, aircraft manufacturers and their suppliers. As a result, the Company’s business is directly dependent upon the conditions in the commercial airline, business jet and aircraft manufacturing industries. The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America.

On December 16, 2014 (the “Distribution Date”), we completed the spin-off of KLX Inc. (“KLX”) by means of the transfer of our Consumables Management Segment to KLX and the subsequent distribution to B/E Aerospace stockholders of all the outstanding shares of KLX common stock (the “Spin-Off”). We retained our commercial aircraft and business jet segments. On the Distribution Date, each of our stockholders of record as of the close of business on December 5, 2014 (the “Record Date”) received one share of KLX common stock for every two shares of our common stock held as of the Record Date.

Consolidation — The accompanying consolidated financial statements include the accounts of B/E Aerospace, Inc. and its wholly owned subsidiaries. Intercompany transactions and balances have been eliminated in consolidation.

Financial Statement Preparation — The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts and related disclosures. Actual results could differ from those estimates.

Revenue Recognition — Sales of products are recorded when the earnings process is complete. This generally occurs when the products are shipped to the customer in accordance with the contract or purchase order, risk of loss and title has passed to the customer, collectability is reasonably assured and pricing is fixed and determinable. In instances where title does not pass to the customer upon shipment, the Company recognizes revenue upon delivery or customer acceptance, depending on the terms of the sales contract.

Service revenues primarily consist of engineering activities and are recorded when services are performed.

Revenues and costs under certain long-term contracts are recognized using contract accounting under the percentage-of-completion method in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 605-35, Construction—Type and Production—Type Contracts (“ASC 605-35”), with the majority of the contracts accounted for under the cost-to-cost method. Under the cost-to-cost method, the revenues related to the long-term contracts are recognized based on the ratio of actual costs incurred to total estimated costs to be incurred. The Company uses the units-of-delivery method to account for certain contracts. Under the units-of delivery method, revenues are recognized based on the contract price of units delivered.

The percentage-of-completion method requires the use of estimates of costs to complete long-term contracts. Due to the duration of these contracts as well as the technical nature of the products involved, the estimation of these costs requires management’s judgment in connection with assumptions and projections related to the outcome of future events. Management’s assumptions include future labor performance and rates and projections relative to material and overhead costs, as well as the quantity and timing of product deliveries. The Company reevaluates its contract estimates periodically and reflects changes in estimates in the current period using the cumulative catch-up method. There were no significant changes in our contract estimates during 2016, 2015 or 2014 that resulted in material cumulative catch-up adjustments to operating earnings other than cost estimate changes resulting from the extraordinary expedited development of a new product suite to support a major customer initiative during 2014.  Revenues associated with any contractual claims are recognized when it is probable that the claim will result in additional contract revenue and the amount can be reasonably estimated. For the years ended December 31, 2016, 2015 and 2014, approximately 27.3%, 27.7% and 25.5% of our revenues, respectively, were derived from contracts accounted for using percentage-of-completion accounting. Costs and estimated earnings in excess of billings on uncompleted contracts were $106.0 and 87.7 at December 31, 2016 and 2015, respectively, and recorded as work-in-process inventory. Capitalized development costs on long-term seller furnished equipment contracts were $517.3 and $438.1 at December 31, 2016 and 2015, respectively and recorded as work-in-process inventory. Anticipated losses on contracts are recognized in the period in which the losses become evident and determinable. Advance payments and engineering development costs on certain long-term contracts are deferred and included in revenues and research, development and engineering, respectively, when the products are shipped.

Income Taxes — The Company provides deferred income taxes for temporary differences between the amounts of assets and liabilities recognized for financial reporting purposes and such amounts recognized for income tax purposes. Deferred income taxes are computed using enacted tax rates that are expected to be in effect when the temporary differences reverse. A valuation allowance related to a deferred tax asset is recorded when it is more likely than not that some portion or the entire deferred tax asset will not be realized. The Company records uncertain tax positions within income tax expense and classifies interest and penalties related to income taxes as income tax expense.

Cash Equivalents — The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Accounts Receivable — The Company performs ongoing credit evaluations of its customers and adjusts credit limits based upon payment history and the customer’s current creditworthiness, as determined by review of their current credit information. The Company continuously monitors collections and payments from its customers and maintains a provision for estimated credit losses based upon historical experience and any specific customer collection issues that have been identified. The allowance for doubtful accounts at December 31, 2016 and 2015 was $6.1 and $6.3, respectively.

Inventories — The Company values inventories at the lower of cost or market, using FIFO or weighted average cost method. The Company regularly reviews inventory quantities on hand and records a provision for excess and obsolete inventory based primarily on historical demand, as well as an estimated forecast of product demand and production requirements, and the age of the inventory among other factors. Demand for the Company’s products can fluctuate significantly. In accordance with industry practice, costs in inventory include amounts relating to long-term contracts with long production cycles and to inventory items with long procurement cycles, some of which are not expected to be realized within one year.

Property and Equipment — Property and equipment are stated at cost and depreciated generally under the straight-line method over their estimated useful lives of one to fifty years (or the lesser of the term of the lease for leasehold improvements, as appropriate).

Debt Issuance Costs — Costs incurred to issue debt are deferred and amortized as interest expense over the term of the related debt. Unamortized debt issue costs are written off at the time of prepayment.

Goodwill and Intangible Assets — Under FASB ASC 350, Intangibles — Goodwill and Other (“ASC 350”), goodwill is reviewed at least annually for impairment. Acquired intangible assets with definite lives are amortized over their individual useful lives. Patents and other intangible assets are amortized using the straight-line method over periods ranging from three to thirty-four years.

The Company has five reporting units, which were determined based on the guidelines contained in FASB ASC Topic 350, Subtopic 20, Section 35. Each reporting unit represents either (a) an operating segment (which is also a reportable segment) or (b) a component of an operating segment, which constitutes a business, for which there is discrete financial information available that is regularly reviewed by segment management.

On at least an annual basis, management assesses whether there has been any impairment in the value of goodwill by first comparing the fair value to the net carrying value of reporting units. If the carrying value exceeds its estimated fair value, a second step is performed to compute the amount of the impairment. An impairment loss is recognized if the implied fair value of the asset being tested is less than its carrying value. In this event, the asset is written down accordingly. The fair values of reporting units for goodwill impairment testing are determined using valuation techniques based on estimates, judgments and assumptions management believes are appropriate under the circumstances. The sum of the fair values of the reporting units are evaluated based on market capitalization determined using average share prices within a reasonable period of time near the selected testing date (calendar year-end), plus an estimated control premium plus the fair value of the Company’s debt obligations. For the years ended December 31, 2016, 2015 and 2014, the Company’s annual impairment testing yielded no impairments of goodwill.

Long-Lived Assets — The Company assesses potential impairments to its long-lived assets when there is evidence that events or changes in circumstances indicate that the carrying amount of an asset may not be recovered. An impairment loss is recognized when the undiscounted cash flows expected to be generated by an asset (or group of assets) is less than its carrying amount. Any required impairment loss is measured as the amount by which the asset’s carrying value exceeds its fair value and is recorded as a reduction in the carrying value of the related asset and a charge to operating results. There were no impairments of long lived assets in 2016, 2015, and 2014.

Product Warranty Costs — Estimated costs related to product warranties are accrued at the time products are sold. In estimating its future warranty obligations, the Company considers various relevant factors, including the Company’s stated warranty policies and practices, the historical frequency of claims and the cost to replace or repair its products under warranty. Estimated warranty costs are included in accrued liabilities on the consolidated balance sheet. The following table provides a reconciliation of the activity related to the Company’s accrued warranty expense:

	Year Ended December 31,
	2016	2015	2014
Balance at beginning of period	$99.8	$75.4	$67.0
Provision for warranty expense	63.6	66.1	41.9
Settlements of warranty claims	(52.9)	(41.7)	(33.5)
Balance at end of period	$110.5	$99.8	$75.4

Accounting for Stock-Based Compensation — The Company accounts for share-based compensation arrangements in accordance with the provisions of FASB ASC 718, Compensation — Stock Compensation (“ASC 718”), whereby share-based compensation cost is measured on the date of grant, based on the fair value of the award, and is recognized over the requisite service period.

Compensation cost recognized during the three years ended December 31, 2016 related to grants of restricted stock and restricted stock units. No compensation cost related to stock options was recognized during those periods as no options were granted during the three year period ended December 31, 2016 and all options were vested as of December 31, 2006.

The Company has established a qualified Employee Stock Purchase Plan. The Plan allows qualified employees (as defined in the plan) to participate in the purchase of designated shares of the Company’s common stock at a price equal to 85% of the closing price for each semi-annual stock purchase period. The fair value of employee purchase rights represents the difference between the closing price of the Company’s shares on the date of purchase and the purchase price of the shares. The value of the rights granted during the years ended December 31, 2016, 2015 and 2014 was $0.9, $1.0 and $1.3, respectively.

Treasury Stock — The Company may periodically repurchase shares of its common stock from employees for the satisfaction of their individual payroll tax withholding upon vesting of restricted stock and restricted stock units in connection with the B/E Aerospace, Inc. 2005 Long-Term Incentive Plan. The Company’s repurchases of common stock are recorded at the average cost of the common stock. The Company repurchased 203,903, 117,349 and 99,911 shares of its common stock for $11.4, $5.2 and $7.0 during the years ended December 31, 2016, 2015 and 2014, respectively. On November 11, 2014, the Board of Directors authorized a $400.0 share repurchase program. During 2016, the Company repurchased 1,721,338 shares of common stock at an average price of $43.68 per share for a total of $75.2. During 2015, the Company repurchased 3,347,258 shares of common stock at an average price of $44.84 per share for a total of $150.1.

Research and Development — Research and development expenditures are expensed as incurred.

Foreign Currency Translation — The assets and liabilities of subsidiaries that management has determined have functional currencies other than the U.S. dollar located outside the United States are translated into U.S. dollars at the rates of exchange in effect at the balance sheet dates. Revenue and expense items are translated at the average exchange rates prevailing during the period. Gains and losses resulting from foreign currency transactions are recognized currently in income, and those resulting from translation of financial statements are accumulated as a separate component of stockholders’ equity. The Company’s foreign subsidiaries who have functional currencies other than the U.S. dollar primarily utilize the British pound, the Euro or the Philippine Peso as their local functional currency.

Concentration of Risk — The Company’s products and services are primarily concentrated within the aerospace industry with customers consisting primarily of commercial airlines, a wide variety of business jet customers and commercial aircraft manufacturers. In addition to the overall business risks associated with the Company’s concentration within the airline and aerospace industries, the Company is exposed to a concentration of collection risk on credit extended to commercial airlines and commercial aircraft manufacturers. The Company’s management performs ongoing credit evaluations on the financial condition of all customers it has extended credit to and maintains allowances for uncollectible accounts receivable based on expected collectability. Credit losses have historically been within management’s expectations and the provisions established.

Significant customers change from year to year depending on the level of refurbishment activity and/or the level of new aircraft purchases by such customers. During the year ended December 31, 2016, Boeing and Airbus each accounted for approximately 13% of the Company’s consolidated revenues (no other customer represented more than 10% of consolidated revenues). During the years ended December 31, 2015 and 2014, Boeing accounted for 10% and 12%, respectively, of the Company’s consolidated revenues. No other individual customer accounted for more than 10% of the Company’s consolidated revenues during the years ended December 31, 2015 and 2014.

Recent Accounting Pronouncements

In January 2017, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2017-04, Intangibles — Goodwill and Other.  ASU 2017-04 simplifies the subsequent measurement of goodwill by removing the second step of the two-step impairment test.  The amendment requires an entity to perform its annual, or interim goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount.  An impairment charge should be recognized for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. The amendment should be applied on a prospective basis.  ASU 2017-04 is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years.  Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017.  The adoption of ASU 2017-04 is not expected to have a material impact on the Company’s consolidated financial statements.

In January 2017, the FASB issued ASU 2017-01, Business Combinations. This update clarifies the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. This ASU is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The adoption of ASU 2017-01 is not expected to have a material impact on the Company’s consolidated financial statements.

In March 2016, the FASB issued ASU 2016-09, Improvements to Employee Share-Based Payment Accounting, which amends ASC Topic 718, Compensation — Stock Compensation. ASU 2016-09 includes multiple provisions intended to simplify various aspects of the accounting for share-based payments and can be applied either prospectively, retrospectively or using a modified retrospective transition method, depending on the area covered in the update. Upon adoption, any future excess tax benefits or deficiencies will be recorded to the provision for income taxes in the consolidated statement of income, instead of additional paid-in capital in the consolidated balance sheet. ASU 2016-09 is effective for annual periods beginning after December 15, 2016, and interim periods within those years, with early adoption permitted. Accordingly, we plan to adopt ASU 2016-09 on January 1, 2017. The Company is currently evaluating the effect of this update on our consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases, which supersedes ASC Topic 840, Leases, and creates a new topic, ASC Topic 842, Leases. This update is effective for fiscal years beginning after December 15, 2018 and interim periods within those fiscal years. Earlier adoption is permitted. ASU 2016-02 requires lessees to recognize a lease liability and a lease asset for all leases, including operating leases, with a term greater than 12 months on its balance sheet. The update also expands the required quantitative and qualitative disclosures surrounding leases. ASU 2016-02 will be applied using a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. The Company is currently evaluating the effect of this update on our consolidated financial statements.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers, which supersedes the guidance in ASC Topic 605, Revenue Recognition. The new standard was originally effective for reporting periods beginning after December 15, 2016 and early adoption was not permitted. In August 2015, the FASB issued ASU 2015-14 which amended the effective date of this ASU to fiscal years beginning after December 15, 2017, and early adoption is permitted only for fiscal years beginning after December 15, 2016. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve that core principle, an entity should identify the contract(s) with a customer, identify the performance obligations in the contract(s), determine the transaction price, allocate the transaction price to the performance obligations in the contract(s) and recognize revenue when (or as) the entity satisfies a performance obligation. The two permitted transition methods under the new standard are the full retrospective method, in which case the standard would be applied to each prior reporting period presented, or the modified retrospective method, in which case the cumulative effect of applying the standard would be recognized at the date of initial application. We have established an implementation team to work closely with representatives from across our reportable segments. We utilized a bottoms-up approach to begin to analyze the impact of the standard on our contract portfolio by reviewing our current accounting policies and practices to identify potential differences that would result from applying the requirements of the new standard to our revenue contracts. We continue to evaluate the transition methods allowed under the new standard and the effect the standard will have on the Company’s consolidated financial statements and related disclosures. Anticipated changes under the new standard include accounting for development costs and associated customer funding, increased use of the percentage-of-completion method of accounting for airliner contracts, and elimination of the units-of-delivery method. In addition, we are in the process of identifying changes to our business processes, systems, and controls to support recognition and disclosure under the new standard. We have been closely monitoring FASB activity related to the new standard, as well as working with various non-authoritative groups to conclude on specific interpretive issues. We are still in the process of evaluating the potential changes from adopting the new standard on our future financial reporting and disclosures.

2.              DIVESTITURES AND BUSINESS COMBINATIONS

Spin-off of KLX Inc.

On June 10, 2014, we announced a plan to spin-off our Consumables Management Segment into a separate publicly traded company. To accomplish the Spin-Off, we formed KLX. On the Distribution Date, we completed the Spin-Off by means of the transfer of our Consumables Management Segment to KLX and the subsequent distribution of all the outstanding KLX common stock to our stockholders. We retained our commercial aircraft and business jet segments. On the Distribution Date, each of our stockholders of record as of the close of business on the Record Date received one share of KLX common stock for every two shares of our common stock held as of the Record Date. The distribution was structured to be tax free to our U.S. stockholders for U.S. federal income tax purposes.

The divested KLX is presented as a discontinued operation on the consolidated statements of earnings and comprehensive income for 2014. The cash flows of KLX are included within our consolidated statements of cash flows through December 16, 2014.

Summary results of operations for KLX through December 16, 2014 were as follows:

For the Period from
January 1, 2014 to
December 16, 2014
Revenues	$1,611.2

Earnings before income taxes	207.9
Provision for income taxes	161.3
Earnings from discontinued operations, net of income taxes	$46.6

The results of KLX discontinued operations exclude certain corporate and group allocations which were historically allocated to KLX. These costs include primarily corporate overhead and information systems.

On December 16, 2014, we divested the following assets and liabilities in connection with the Spin-Off:

Assets
Cash and cash equivalents	$460.0
Accounts receivable	310.8
Inventories	1,303.4
Deferred income taxes	40.2
Other current assets	52.3
Property and equipment	323.1
Goodwill	1,370.4
Identifiable intangible assets	430.7
Other assets	119.1
4,410.0
Liabilities
Accounts payable	167.1
Accrued liabilities	182.4
Long-term debt	1,200.0
Deferred income taxes	121.1
Other non-current liabilities	112.0
1,782.6
Net assets divested in the Spin-Off	$2,627.4

During 2014, the Company completed five energy services acquisitions (the “Energy Services Acquisitions”) for a total purchase price of $513.8. The Energy Services Acquisitions were accounted for as purchases under FASB ASC 805, Business Combinations (“ASC 805”). The assets purchased and liabilities assumed for the Energy Services Acquisitions have been reflected in the amounts divested in connection with the Spin-Off.

We entered into transitional services agreements with KLX prior to the Spin-Off pursuant to which we and KLX are providing various services to each other on an interim transitional basis. Except for certain information technology services, all transition services were completed, pursuant to the underlying agreements, on or before December 31, 2016.  On October 18, 2016, the Company was notified by KLX of KLX’s election to extend certain information technology services for up to an additional 12 months, terminating no later than December 31, 2017.  We recorded (and for information technology services, will continue to record) billings under these transition services agreements as a reduction of the costs of the respective service in the applicable expense category in the Consolidated Statement of Earnings and Comprehensive Income. The informational technology transitional support will enable KLX to establish its stand-alone processes for informational technology activities that were previously provided by us and does not constitute significant continuing support of KLX’s operations.

Under the Tax Sharing and Indemnification Agreement between the Company and KLX, we generally assume liability for all federal and state income taxes for all tax periods ending on or prior to December 31, 2014. We assume the liability for all federal and state income taxes of KLX’s U.S. operations through the Distribution Date.  KLX assumes all other federal taxes, foreign income tax/non-income taxes and state/local non-income taxes related to their business for all periods and we assume all other federal taxes, foreign income tax/non-income taxes and state/local non-income taxes related to our business for all periods. Additional taxes incurred related to the internal restructuring to separate the businesses to complete the Spin-Off shall be shared equally between the Company and KLX. Taxes incurred related to certain international tax initiatives for the KLX business shall be assumed by KLX subject to the calculation provisions of the Tax Sharing and Indemnification Agreement. In addition, we transferred to KLX all of its deferred tax assets and liabilities as of December 16, 2014. In connection with the Transaction, we entered into a first amendment to the Tax Sharing and Indemnification Agreement. The amendment to the Tax Sharing and Indemnification Agreement modifies a requirement under the Tax Sharing and Indemnification Agreement relating to our ability to enter into certain transactions after the Spin-Off. In satisfaction of this modified requirement, we provided KLX with an opinion from our tax advisor, Shearman & Sterling LLP, relating to the impact of the Transaction on certain tax consequences of the Spin-Off. In addition, under the amendment to the Tax Sharing and Indmenification Agreement, KLX delivered a representation letter to Shearman & Sterling LLP for purposes of such opinion. The Shearman & Sterling LLP opinion relies on certain representations, assumptions, undertakings and covenants, from us, KLX and Rockwell Collins, and the conclusion in the opinion may be adversely affected if one or more of the representations and assumptions is incorrect or one or more of the undertakings and covenants is not complied with.

In connection with the Spin-Off, we have adjusted our employee stock compensation awards and separated our employee medical and dental benefit plans.

Sales and cost of sales to KLX for the years ended December 31, 2016 and 2015 were immaterial to the consolidated financial statements. There were no material balances due to or due from KLX as of December 31, 2016 or December 31, 2015. Total purchases from KLX for the years ended December 31, 2016 and 2015 were approximately $23.4 and $18.3, respectively.

Acquisitions

During the second quarter of 2014, the Company acquired the outstanding shares of the Emteq, Inc. group of companies (“EMTEQ”), a domestic provider of aircraft interior and exterior lighting systems, as well as aircraft cabin management and power systems for a purchase price of $253.2, net of cash acquired. The Company also acquired the outstanding shares of the F+E Fischer + Entwicklungen GmbH & Co. KG group of companies (“Fischer”), a leading Europe-based manufacturer of seating products for civilian helicopters for a purchase price of $211.7, net of cash acquired. The Company also acquired the outstanding shares of Wessex Advanced Switching Products Ltd. (“WASP”), which is engaged in the production of lighting, control units and switches and is based in Europe, for a purchase price of $63.0, net of cash acquired. These acquisitions are included in the business jet segment and collectively referred to as the “2014 Acquisitions”.

The excess of the purchase price over the fair value of the identifiable assets acquired in the 2014 Acquisitions approximated $530.5, of which $137.0 was allocated to identified intangible assets, consisting of customer contracts and relationships, developed technologies, trade names and covenants not to compete, and $393.5 was allocated to goodwill. The useful life assigned to the customer contracts and relationships and developed technologies is 15 to 20 years, the useful life assigned to trade names is five to 20 years, and the covenants not to compete are being amortized over their contractual periods of three to five years.

The 2014 Acquisitions were accounted for as purchases under FASB ASC 805, Business Combinations (“ASC 805”). The assets purchased and liabilities assumed for the 2014 Acquisitions have been reflected in the accompanying consolidated balance sheets as of December 31, 2016 and December 31, 2015. The results of operations for the 2014 Acquisitions are included in the accompanying consolidated statements of earnings and comprehensive income from their respective dates of acquisition. The Company’s 2014 consolidated revenues and earnings before income taxes include approximately $82.6 and $11.4, respectively, from the 2014 acquisitions.

The Company completed its evaluation and allocation of the purchase price of the 2014 Acquisitions in 2015 resulting in adjustments to increase identifiable intangible assets and deferred income tax liabilities of $32.5 and $10.5, respectively, and to decrease goodwill by $19.1. These adjustments were applied retrospectively to the acquisition date. Accordingly, the Company’s consolidated balance sheet as of December 31, 2014 has been adjusted to reflect the effects of the measurement period adjustments. There was no material impact of the measurement period adjustments on the retrospective period statement of earnings and comprehensive income.

The following table summarizes the fair values of assets acquired and liabilities assumed in the 2014 Acquisitions in accordance with ASC 805:

	EMTEQ	Fischer	WASP
Accounts receivable-trade	$12.5	$7.1	$4.9
Inventories	12.3	4.6	3.3
Other current and non-current assets	2.5	0.9	0.3
Property and equipment	6.5	5.9	1.2
Goodwill	194.0	155.6	43.9
Identified intangibles	45.7	73.7	17.6
Accounts payable	(4.2)	(1.3)	(2.3)
Other current and non-current liabilities	(16.1)	(34.8)	(5.9)
Total purchase price	$253.2	$211.7	$63.0

The majority of the goodwill and intangible assets related to the 2014 Acquisitions are not expected to be deductible for tax purposes. The primary items that generated the goodwill recognized were the premiums paid by the Company for the future earnings potential of the 2014 Acquisitions and the value of its assembled workforce that do not qualify for separate recognition.

Consolidated unaudited pro forma revenues, net earnings and diluted net earnings per share giving effect to the 2014 Acquisitions as if they had occurred on January 1, 2013 were $2,668.0, $77.4, and $0.74, and $2,372.5, $120.9 and $1.16, for the years ended December 31, 2014 and 2013, respectively.

3.               INVENTORIES

Inventories are stated at the lower of cost or market. Cost is determined using FIFO or the weighted average cost method. Finished goods and work-in-process inventories include material, labor and manufacturing overhead costs. In accordance with industry practice, costs in inventory include amounts relating to long-term contracts with long production cycles and inventory items with long procurement cycles, some of which are not expected to be realized within one year. Work-in-process inventories include costs and estimated earnings in excess of billings on uncompleted contracts of $106.0 and $87.7 and capitalized development costs on long-term seller furnished equipment contracts of $517.3 and $438.1 as of December 31, 2016 and December 31, 2015, respectively. Inventories consist of the following:

	December 31,	December 31,
	2016	2015
Purchased materials and component parts	$358.2	$322.7
Work-in-process	845.2	722.7
Finished goods	55.5	46.5
	$1,258.9	$1,091.9

4.              PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

	Useful Life	December 31,	December 31,
	(Years)	2016	2015
Buildings and improvements	1 - 50	$142.6	$133.3
Machinery	1 - 20	179.2	169.2
Tooling	1 - 14	129.3	107.5
Computer equipment and software	1 - 17	305.5	271.4
Furniture and equipment	1 - 16	32.9	29.8
		789.5	711.2
Less accumulated depreciation		(382.5)	(320.0)
		$407.0	$391.2

Depreciation expense was $65.8, $68.1 and $97.7 for the years ended December 31, 2016, 2015 and 2014, respectively. Depreciation expense from continuing operations was $63.2 for the year ended December 31, 2014.

5.              GOODWILL AND INTANGIBLE ASSETS

The following sets forth the intangible assets by major asset class, all of which were acquired through business purchase transactions:

		December 31, 2016			December 31, 2015
	Useful Life	Original	Accumulated	Net Book	Original	Accumulated	Net Book
	(Years)	Cost	Amortization	Value	Cost	Amortization	Value
Customer contracts and relationships	13 - 23	$126.2	$27.0	$99.2	$129.4	$20.1	$109.3
Acquired technologies and other	5 - 34	147.4	69.4	78.0	150.0	65.3	84.7
Trade names	5 - 22	28.2	5.8	22.4	29.0	4.0	25.0
Trademarks and patents	3 - 20	24.0	11.2	12.8	27.1	16.3	10.8
Covenants not to compete	3 - 5	1.9	1.3	0.6	2.5	1.0	1.5
		$327.7	$114.7	$213.0	$338.0	$106.7	$231.3

Amortization expense of intangible assets was $17.8, $17.2 and $44.6 for the years ended December 31, 2016, 2015 and 2014, respectively. Amortization expense from continuing operations was $15.4 for the year ended December 31, 2014. Amortization expense associated with identified intangible assets as of December 31, 2016 is expected to be approximately $17 in each of the next five years. The future amortization amounts are estimates.  Actual future amortization expense may be different due to future acquisitions, impairments, changes in amortization periods or other factors such as changes in exchange rates for assets acquired outside the United States. The Company expenses costs to renew or extend the term of a recognized intangible asset.

Goodwill in 2016 decreased by $14.5 as compared to the prior year due to foreign currency translation.

In accordance with ASC 350, goodwill is not amortized but is subject to an annual impairment test. As of December 31, 2016, the Company completed step one of the impairment test and fair value analysis for goodwill. No impairment loss was recorded during the years ended December 31, 2016, 2015 or 2014.

The changes in the carrying amount of goodwill for the years ended December 31, 2016 and 2015 are as follows:

	Commercial	Business
	Aircraft	Jet	Total
Balance as of December 31, 2014	$379.8	$460.6	$840.4
Effect of foreign currency translation and other	(7.2)	(20.0)	(27.2)
Balance as of December 31, 2015	372.6	440.6	813.2
Effect of foreign currency translation	(4.8)	(9.7)	(14.5)
Balance as of December 31, 2016	$367.8	$430.9	$798.7

6.                    ACCRUED LIABILITIES

Accrued liabilities consist of the following:

	December 31,	December 31,
	2016	2015
Accrued salaries, vacation and related benefits	$50.3	$75.0
Accrued product warranties	110.5	99.8
Accrued interest	13.5	15.4
Income taxes payable	52.0	23.0
Deferred revenue	130.3	128.2
Other accrued liabilities	183.9	180.3
	$540.5	$521.7

Deferred revenue includes billings in excess of costs and estimated earnings of $37.6 and $36.8 at December 31, 2016 and 2015, respectively.

7.                    LONG-TERM DEBT

Long-term debt consists of the following:

	December 31,	December 31,
	2016	2015
Term loan facility	$2,064.0	$2,064.0
Less unamortized original issue discount and debt issue costs	27.0	29.9
	$2,037.0	$2,034.1

In connection with the Spin-Off, the Company entered into a credit agreement dated as of December 16, 2014 (as amended, the “Credit Agreement”) governing its senior secured bank credit facilities, consisting of (a) a five-year, $600.0 revolving credit facility (the “Revolving Credit Facility”) and (b) a seven-year, $2,200.0 term loan facility (the “Term Loan Facility”).  The most recent amendment to the Credit Agreement on May 27, 2016 decreased the effective borrowing rate, increased the amount available for dividend and share repurchases and provided greater flexibility to securitize assets. Borrowings under the Revolving Credit Facility bear interest at an annual rate equal to the London interbank offered rate (“LIBOR”) plus 200 basis points or prime (as defined therein) plus 100 basis points. There were no amounts outstanding under the Revolving Credit Facility as of December 31, 2016 and 2015.  Borrowings under the Term Loan Facility bear interest at an annual rate equal to LIBOR plus 300 basis points (LIBOR shall not be less than 75 basis points per annum) or ABR (as defined therein) plus 200 basis points (3.89% at December 31, 2016).  Long-term debt as of December 31, 2016 consisted of $2,064.0 outstanding under the Term Loan Facility, none of which was current. During 2015, the Company repaid $136.0 of its outstanding Term Loan Facility.

In connection with the Spin-Off in December 2014, the Company redeemed $1,300.0 of its 5.25% Notes due 2022 and $650.0 of its 6.875% Notes due 2020. The Company incurred a loss on debt extinguishment of $243.6 related to unamortized debt issue costs and fees and expenses related to the repurchase of its 5.25% and 6.875% Notes during December 2014.

Letters of credit outstanding under the Revolving Credit Facility aggregated $17.2 at December 31, 2016 ($7.7 at December 31, 2015).

The Revolving Credit Facility contains an interest coverage ratio financial covenant (as defined therein) that must be maintained at a level greater than 3.0 to 1 and a total leverage ratio covenant (as defined therein) which limits gross debt to a 4.5 to 1 multiple of EBITDA (as defined therein). The Credit Agreement is collateralized by substantially all of the Company’s assets and contains customary affirmative covenants, negative covenants and conditions precedent for borrowings, all of which were met as of December 31, 2016.

Maturities of long-term debt are as follows:

Year Ending December 31,
2017	$—
2018	—
2019	—
2020	—
2021	2,064.0
Thereafter	—
Total	$2,064.0

Interest expense amounted to $91.1, $94.8 and $130.6 for the years ended December 31, 2016, 2015 and 2014, respectively.

8.              COMMITMENTS, CONTINGENCIES AND OFF-BALANCE-SHEET ARRANGEMENTS

Lease Commitments — The Company finances its use of certain facilities and equipment under committed lease arrangements provided by various institutions. Since the terms of these arrangements meet the accounting definition of operating lease arrangements, the aggregate sum of future minimum lease payments is not reflected on the consolidated balance sheets. At December 31, 2016, future minimum lease payments under these arrangements approximated $170.2, of which $143.8 is related to long-term real estate leases.

Rent expense for the years ended December 31, 2016, 2015 and 2014 was $32.0, $32.4 and $29.7, respectively. Future payments under operating leases with terms greater than one year as of December 31, 2016 are as follows:

Year Ending December 31,
2017	$26.9
2018	25.7
2019	21.9
2020	19.3
2021	14.9
Thereafter	61.5
Total	$170.2

Litigation — The Company is a defendant in various legal actions arising in the normal course of business, the outcomes of which, in the opinion of management, neither individually nor in the aggregate are likely to result in a material adverse effect on the Company’s consolidated financial statements.

Indemnities, Commitments and Guarantees — During its normal course of business, the Company has made certain indemnities, commitments and guarantees under which it may be required to make payments in relation to certain transactions. These indemnities include non-infringement of patents and intellectual property indemnities to the Company’s customers in connection with the design, manufacture, sale and delivery of its products, indemnities to various lessors in connection with facility leases for certain claims arising from such facility or lease, and indemnities to other parties to certain acquisition agreements. The duration of these indemnities, commitments and guarantees varies, and in certain cases is indefinite. Many of these indemnities, commitments and guarantees provide for limitations on the maximum potential future payments the Company could be obligated to make. However, the Company is unable to estimate the maximum amount of liability related to its indemnities, commitments and guarantees because such liabilities are contingent upon the occurrence of events that are not reasonably determinable. Management believes that any liability for these indemnities, commitments and guarantees would not be material to the accompanying consolidated financial statements. Accordingly, no significant amounts have been accrued for indemnities, commitments and guarantees.

Employment Agreements — The Company has employment and compensation agreements with two key officers of the Company. An agreement for one of the officers provides for the officer to earn a minimum of $0.9 per year, which may be adjusted annually as determined by the Company’s Board of Directors or the Compensation Committee of the Board of Directors, for a three-year period from the effective date (as defined in such agreement), which is automatically extended for successive one-year period(s) thereafter, unless either party provides notice of non-renewal, as well as quarterly contributions to a tax-deferred compensation plan which in the aggregate, on an annual basis, would amount to a contribution equal to 100% of such officer’s base salary in effect at the time.

One other agreement provides for an officer to receive annual minimum compensation of $1.0 per year, which may be adjusted annually as determined by the Company’s Compensation Committee of the Board of Directors, for a three-year period ending from any date after which it is measured, and to receive monthly contributions to a tax-deferred compensation plan in an amount equal to 7.5% of the monthly amount of such officer’s base salary in effect at the time and, on January 1 of each year, a contribution to such plan in an amount equal to 20% of such officer’s base salary in effect at the time.

In addition, the Company has employment agreements with certain other key members of management expiring on various dates. The Company’s employment agreements generally provide for certain protections in the event of a change of control. These protections generally include the payment of severance and related benefits under certain circumstances in the event of a change of control.

9.              INCOME TAXES

The components of earnings from continuing operations before income taxes were:

	Year Ended December 31,
	2016	2015	2014
Earnings (loss) from continuing operations before income taxes:
United States	$162.5	$92.1	$(216.6)
Foreign	253.0	264.5	226.4
Earnings before income taxes	$415.5	$356.6	$9.8

Income tax expense (benefit) consists of the following:

	Year Ended December 31,
	2016	2015	2014
Current:
Federal	$39.9	$27.0	$(83.8)
State	0.9	3.3	—
Foreign	61.5	44.7	39.4
	$102.3	$75.0	$(44.4)
Deferred:
Federal	7.1	(5.2)	(6.6)
State	(3.3)	—	1.6
Foreign	(1.7)	1.1	1.5
	2.1	(4.1)	(3.5)
Total income tax expense (benefit)	$104.4	$70.9	$(47.9)

The difference between income tax expense (benefit) and the amount computed by applying the statutory U.S. federal income tax rate (35%) to the pre-tax earnings consists of the following:

	Year Ended December 31,
	2016	2015	2014
Statutory federal income tax expense	$145.3	$124.8	$3.4
U.S. state income taxes	3.3	3.2	(7.6)
Foreign tax rate differential	(33.9)	(48.5)	(39.9)
Non-deductible charges/losses and other	4.9	5.0	8.9
Research and development credit	(15.2)	(13.6)	(12.7)
	$104.4	$70.9	$(47.9)

The tax effects of temporary differences and carryforwards that give rise to deferred income tax assets and liabilities consist of the following:

	December 31,
	2016	2015
Deferred tax assets:
Inventory reserves	$12.9	$11.0
Warranty reserves	22.9	19.6
Accrued liabilities	35.7	30.5
Net operating loss carryforward	3.3	3.5
Research and development credit carryforward	46.5	48.9
Alternative minimum tax credit carryforward	5.0	5.0
Other	—	6.8
	$126.3	$125.3

Deferred tax liabilities:
Book to tax revenue differences	(46.5)	(11.9)
Intangible assets	(171.3)	(171.1)
Depreciation	(10.3)	(17.9)
Other	(0.2)	—
	(228.3)	(200.9)
Deferred tax liability before valuation allowance	(102.0)	(75.6)
Valuation allowance	(24.0)	(17.1)
Net deferred tax liability	$(126.0)	$(92.7)

The Company has included $14.9 and $23.9 of income tax receivables in other current assets in the consolidated balance sheets as of December 31, 2016 and 2015.

The Company maintained a valuation allowance of $24.0 and $17.1 as of December 31, 2016 and 2015, respectively, primarily related to state net operating losses and research credits.

The difference between the deferred tax expense and the change in the deferred tax liability relates to the accounting treatment of an intercompany asset transfer.

As of December 31, 2016, the Company had state and foreign net operating loss carryforwards of approximately $25.8 and $5.7, respectively. The U.S. state net operating loss carryforwards began to expire in 2016. As of December 31, 2016, the Company had federal and U.S. state research and development tax credit carryforwards of $46.5, which expire from 2021 to 2031.

The Company has not provided for any residual U.S. income taxes on the approximately $857.7 of earnings from its foreign subsidiaries because such earnings are intended to be indefinitely reinvested. It is not practicable to determine the amount of U.S. income and foreign withholding tax payable in the event all such foreign earnings are repatriated.

In 2016, the Company recognized tax deductions of $4.9 related to restricted share vestings. Pursuant to ASC 718, these deductions are not deemed realized until they reduce taxes payable. During 2016, the Company recorded a credit to additional paid-in capital of $1.9 as these deductions reduced our current year tax liability.

A reconciliation of the beginning and ending amounts of gross uncertain tax positions is presented below:

	2016	2015	2014
Balance, beginning of the period	$89.2	$75.7	$47.5
Additions for current year tax positions	13.0	16.1	38.1
Additions for tax positions of prior years	3.5	0.8	1.6
Settlements of tax positions	(26.2)	(2.7)	—
Impact of Spin-Off	—	—	(11.2)
Currency fluctuations	(0.6)	(0.7)	(0.3)
Balance, end of the period	$78.9	$89.2	$75.7

The difference between the gross uncertain tax position of $78.9 and the liability for unrecognized tax benefits of $81.2 is due to the netting of certain items when calculating the liability for unrecognized tax benefits and interest relating to our gross uncertain tax positions. This liability, if recognized, would affect the Company’s effective tax rate. It is reasonably possible that the amount of liability for unrecognized tax benefits will change in the next twelve months; however, the Company does not expect the change to have a material impact on the Company’s consolidated financial statements.

The Company is currently open to audit by the tax authorities for the eight tax years ended December 31, 2015. The Company is currently undergoing a U.S. federal income tax examination for the year 2013.

Estimated interest and penalties related to income tax are classified as income tax expense in the consolidated statement of earnings and comprehensive income and totaled $2.5, $2.3, and $0.5 for the years ended December 31, 2016, 2015, and 2014, respectively. Accrued interest and penalties were $5.3 and $2.8 as of December 31, 2016 and 2015, respectively.

10.       EMPLOYEE RETIREMENT PLANS

The Company sponsors and contributes to a qualified, defined contribution savings and investment plan, covering substantially all U.S. employees. The B/E Aerospace, Inc. Savings Plan was established pursuant to Section 401(k) of the Internal Revenue Code. Under the terms of this plan, covered employees may contribute up to 100% of their pay, limited to certain statutory maximum contributions for 2016. Participants are vested in matching contributions immediately and the matching percentage is 100% of the first 3% of employee contributions and 50% on the next 2% of employee contributions. Total expense for the plan was $10.9, $11.3 and $13.3 for the years ended December 31, 2016, 2015 and 2014. In addition, the Company contributes to the B/E Aerospace, Inc. Hourly Tax-Sheltered Retirement Plan. This plan was established pursuant to Section 401(k) of the Internal Revenue Code and covers certain U.S. union employees. Total expense for the plan was $0.5, $0.4 and $0.4 for the years ended December 31, 2016, 2015 and 2014.

The Company sponsors and contributes to a supplemental executive retirement plan (“SERP”) for certain employees. This deferred compensation plan was established pursuant to Section 409A of the Internal Revenue Code. The SERP is an unfunded plan maintained for the purpose of providing deferred compensation for certain employees. This plan allows certain employees to annually elect to defer a portion of their compensation, on a pre-tax basis, until their retirement or a specified date. The benefit to be provided is based on the amount of compensation deferred. The Company makes cash matching contributions and earnings on deferrals. Compensation expense under this program was $2.4, $2.1 and $1.8 in 2016, 2015 and 2014, respectively.

The Company and its subsidiaries participate in government-sponsored programs in certain foreign countries. The Company funds these plans based on legal requirements, tax considerations, local practices and investment opportunities.

11.       STOCKHOLDERS’ EQUITY

Earnings Per Share - Basic net earnings per common share is computed using the weighted average of common shares outstanding during the year. Diluted net earnings per common share reflects the potential dilution from assumed conversion of unvested restricted stock using the treasury stock method. When the effect of the outstanding unvested restricted stock is anti-dilutive, it is not included in the calculation of diluted earnings per common share. For the years ended December 31, 2016, 2015 and 2014, restricted stock of approximately 0.2, 0.6, and 0.1 million shares, respectively, was excluded from the determination of diluted earnings per common share because the effect would have been anti-dilutive.

The following table sets forth the computation of basic and diluted net earnings per share for the years ended December 31, 2016, 2015 and 2014:

	Year Ended December 31,
	2016	2015	2014
Numerator: Net earnings	$311.1	$285.7	$104.3
Denominator:
Denominator for basic earnings per share - Weighted average shares (in millions)	100.4	104.0	104.0
Effect of dilutive securities (in millions)	0.5	0.5	0.5
Denominator for diluted earnings per share - Adjusted weighted average shares (in millions)	100.9	104.5	104.5
Basic net earnings per share:
Net earnings per share from continuing operations	$3.10	$2.75	$0.55
Net earnings per share from discontinued operations	—	—	0.45
Basic net earnings per share	$3.10	$2.75	$1.00
Diluted net earnings per share:
Net earnings per share from continuing operations	$3.08	$2.73	$0.55
Net earnings per share from discontinued operations	—	—	0.45
Diluted net earnings per share	$3.08	$2.73	$1.00

Long-Term Incentive Plan - The Company has a Long-Term Incentive Plan under which the Company’s Compensation Committee may grant stock options, stock appreciation rights, restricted stock, restricted stock units or other forms of equity based or equity related awards.

During 2016, 2015 and 2014, the Company granted restricted stock to certain members of the Company’s Board of Directors and management. Restricted stock grants vest over periods ranging from three to four years and are granted at the discretion of the Compensation Committee of the Board of Directors. Certain awards also vest upon attainment of performance goals. Compensation cost is recorded on a straight-line basis over the vesting term of the shares based on the grant date value using the closing trading price. Share based compensation of $35.2, $28.7 and $28.1 was recorded during 2016, 2015, and 2014, respectively. Unrecognized compensation cost related to these grants was $75.5, $71.1, and $59.9 at December 31, 2016, 2015, and 2014, respectively.

The following table summarizes shares of restricted stock awards that were granted, vested, forfeited and outstanding:

	December 31, 2016			December 31, 2015
			Weighted			Weighted
		Weighted	Average		Weighted	Average
		Average	Remaining		Average	Remaining
	Shares	Grant Date	Vesting Period	Shares	Grant Date	Vesting Period
	(in thousands)	Fair Value	(in years)	(in thousands)	Fair Value	(in years)

Outstanding, beginning of period	1,522	$51.97	2.74	1,545	$49.03	2.65
Shares granted	176	41.77	—	727	51.45	—
Shares vested	(564)	49.82	—	(587)	44.07	—
Shares forfeited	(108)	49.05	—	(163)	51.14	—
Outstanding, end of period	1,026	51.84	2.26	1,522	51.97	2.74

During the years ended December 31, 2016, 2015 and 2014, the Company granted 6,242, 7,146 and 16,148 units of deferred restricted stock pursuant to the Deferred Compensation Plan. During the year ended December 31, 2016, no deferred restricted stock units were forfeited. As of December 31, 2016, the weighted average remaining vesting period for the 16,165 outstanding deferred restricted stock units was 2.26 years.

During the years ended December 31, 2016 and 2015, the Company granted 486,746 and 243,840 units of time and performance based restricted stock. During the year ended December 31, 2016, 1,889 restricted stock units were forfeited. As of December 31, 2016, the weighted average remaining vesting period for the 688,973 outstanding restricted stock units was 3.07 years.

No stock options were outstanding during the three years ended December 31, 2016. During the year ended December 31, 2014, 29,750 stock options were exercised with an aggregate intrinsic value of $2.0 determined as of the date of option exercise.

12.       EMPLOYEE STOCK PURCHASE PLAN

The Company has established a qualified Employee Stock Purchase Plan, the terms of which allow for qualified employees (as defined in the plan) to participate in the purchase of designated shares of the Company’s common stock at a price equal to 85% of the closing price on the last business day of each semi-annual stock purchase period. The Company issued approximately 116,000, 141,000 and 98,000 shares of common stock during the years ended December 31, 2016, 2015 and 2014, respectively, pursuant to this plan at a weighted average price per share of $44.76, $41.03 and $72.51, respectively. Shares issued during 2014 were purchased prior to the Spin-Off.

13.       SEGMENT REPORTING

The Company is organized based on the products and services it offers. The Company’s reportable segments, which are also its operating segments, are comprised of commercial aircraft and business jet. Each segment regularly reports its results of operations and makes requests for capital expenditures and acquisition funding to the Company’s chief operational decision-making group (“CODM”). This group is comprised of the Executive Chairman of the Board of Directors, the President and Chief Executive Officer and the Vice President and Chief Financial Officer. Each operating segment has separate management teams and infrastructures dedicated to providing a full range of products and services to their commercial, business jet, military, maintenance, aircraft leasing and aircraft manufacturing customers. The Company has not included product line information due to the similarity of commercial aircraft segment product offerings.

The following table presents revenues and other financial information by reportable segment:

	Year Ended December 31, 2016
	Commercial	Business
	Aircraft	Jet	Consolidated
Revenues	$2,344.0	$588.9	$2,932.9
Operating earnings(1)	429.5	77.1	506.6
Total assets(2)	2,350.1	1,020.0	3,370.1
Goodwill	367.8	430.9	798.7
Capital expenditures(3)	66.6	14.2	80.8
Depreciation and amortization(3)	60.3	23.3	83.6

	Year Ended December 31, 2015
	Commercial	Business
	Aircraft	Jet	Consolidated
Revenues	$2,098.3	$631.3	$2,729.6
Operating earnings(1)	367.5	84.8	452.3
Total assets(2)	2,120.5	1,020.4	3,140.9
Goodwill	372.6	440.6	813.2
Capital expenditures(3)	61.7	18.8	80.5
Depreciation and amortization(3)	63.1	22.2	85.3

	Year Ended December 31, 2014
	Commercial	Business
	Aircraft	Jet	Consolidated
Revenues	$2,058.9	$540.1	$2,599.0
Operating earnings excluding KLX corporate allocations (1)	356.3	50.0	406.3
KLX corporate allocations			(22.3)
Operating earnings			384.0
Total assets(2)	2,129.5	1,043.6	3,173.1
Goodwill	379.8	460.6	840.4
Capital expenditures(3)
Continuing operations	102.8	28.8	131.6
Discontinued operations			124.0
Total capital expenditures			255.6
Depreciation and amortization(3)
Continuing operations	63.4	17.4	80.8
Discontinued operations			61.5
Total depreciation and amortization			142.3

(1)         Operating earnings includes an allocation of corporate IT costs, employee benefits and general and administrative costs based on the proportion of each segment’s systems users, number of employees and sales, respectively.

(2)         Corporate assets (including cash and cash equivalents) of $405.0, $322.2 and $324.9 at December 31, 2016, 2015 and 2014, respectively, have been allocated to the above segments in a manner consistent with our corporate expense allocations.

(3)         Corporate capital expenditures and depreciation and amortization have been allocated to the above segments in a manner consistent with our corporate expense allocations.

Geographic Information

The Company operates principally in three geographic areas, the United States, Europe (primarily the United Kingdom) and emerging markets, such as Asia, Pacific Rim, and the Middle East. There were no significant transfers among geographic areas during these periods. Revenues from the United Kingdom were $720.2, $749.5, and $734.7 for the years ended December 31, 2016, 2015, and 2014, respectively, and assets from the Philippines were $669.0 and $527.6 as of December 31, 2016 and 2015, respectively.

The following table presents revenues and operating earnings based on the originating location for the years ended December 31, 2016, 2015 and 2014. Additionally, it presents all identifiable assets related to the operations in each geographic area as of December 31, 2016 and 2015:

	Year Ended December 31,
	2016	2015	2014
Revenues:
Domestic	$1,722.0	$1,619.3	$1,552.8
Foreign	1,210.9	1,110.3	1,046.2
	$2,932.9	$2,729.6	$2,599.0

Operating earnings:
Domestic	$238.6	$177.6	$147.2
Foreign	268.0	274.7	236.8
	$506.6	$452.3	$384.0

	December 31,
	2016	2015
Identifiable assets:
Domestic	$1,846.8	$1,781.8
Foreign	1,523.3	1,359.1
	$3,370.1	$3,140.9

Revenues by geographic area, based on destination, for the years ended December 31, 2016, 2015, and 2014 were as follows:

	Year Ended December 31,
	2016		2015		2014
		% of		% of		% of
	Revenues	Revenues	Revenues	Revenues	Revenues	Revenues
U.S.	$1,131.8	38.6%	$966.3	35.4%	$859.1	33.1%
Europe	663.2	22.6%	663.5	24.3%	684.6	26.3%
Asia, Pacific Rim, Middle East and other	1,137.9	38.8%	1,099.8	40.3%	1,055.3	40.6%
	$2,932.9	100.0%	$2,729.6	100.0%	$2,599.0	100.0%

Export revenues from the United States to customers in foreign countries amounted to $857.7, $880.8 and $863.4 in the years ended December 31, 2016, 2015 and 2014, respectively. Revenues from transactions with other operating segments were $43.0, $24.4, and $24.5 for the years ended December 31, 2016, 2015, and 2014, respectively.

14.             FAIR VALUE INFORMATION

All financial instruments are carried at amounts that approximate estimated fair value. The fair value is the price at which an asset could be exchanged in a current transaction between knowledgeable, willing parties.

Assets measured at fair value are categorized based upon the lowest level of significant input to the valuations.

Level 1 — quoted prices in active markets for identical assets and liabilities.

Level 2 — quoted prices for identical assets and liabilities in markets that are not active, or observable inputs other than quoted prices in active markets for identical assets and liabilities.

Level 3 — unobservable inputs in which there is little or no market data available, which require the reporting entity to develop its own assumptions.

The carrying amounts of cash and cash equivalents (which the Company classifies as Level 1 assets), accounts receivable-trade, and accounts payable represent their respective fair values due to their short-term nature. There was no debt outstanding under the Revolving Credit Facility as of December 31, 2016 or December 31, 2015. The carrying value of the Term Loan Facility approximates fair value based upon observable market data (which the Company classifies as Level 2).

The fair value information presented herein is based on pertinent information available to management at December 31, 2016 and 2015, respectively. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these consolidated financial statements since those dates, and current estimates of fair value may differ significantly from the amounts presented herein.

15.             RESTRUCTURING AND OTHER CHARGES

During 2016, the Company recognized charges totaling $4.8 related to its business restructuring program. The charges reflect costs associated with workforce reductions and facility consolidations which were substantially completed by the end of 2016.

During 2015, the Company recognized charges totaling $49.0 in connection with its 2015 cost reduction program. The charges reflect costs associated with facilities consolidation, product rationalization, workforce reductions and program discontinuance. The charges are included in the amounts and descriptions below, as appropriate.  The Company expects the cost reduction initiatives to offset inflationary pressures on wages, occupancy and infrastructure costs. The majority of the activities related to the cost reduction program have been completed by the end of 2016 and future charges are not expected to be material.

The following table presents the liability balance and activity related to 2015 restructuring and other charges:

	Facility Consolidations	Employee Severance	Program Discontinuance and other	Total
Original Accrual	$30.2	$6.9	$11.9	$49.0
Disposals and Other Non-cash Charges	(15.7)	(0.6)	(11.9)	(28.2)
Cash Paid	(5.3)	(4.1)	—	(9.4)
Balance at December 31, 2015	$9.2	$2.2	$—	$11.4
Disposals and Other Non-cash Charges	(1.1)	(1.3)	—	(2.4)
Cash Paid	(4.5)	(0.9)	—	(5.4)
Balance at December 31, 2016	$3.6	$—	$—	$3.6

The following table presents the pretax distribution of total 2015 restructuring and other charges by classification in the consolidated statement of earnings and comprehensive income for the year ended December 31, 2015:

Cost of Sales	$15.3
Selling, general and administrative	28.8
Research, development and engineering	4.9
$49.0

The following table presents the pretax impact of total restructuring and other charges(1) by segment for the year ended December 31, 2015:

Commercial aircraft	$29.3
Business jet	19.7
$49.0

(1)         Corporate cost reduction and other charges have been allocated to the above segments in a manner consistent with our corporate expense allocations.

16.             SELECTED QUARTERLY DATA (Unaudited)

Selected unaudited financial data for each quarter of the last two fiscal years is presented in the tables below.

	Year Ended December 31, 2016
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

Revenues	$716.7	$753.1	$732.7	$730.4
Cost of sales	436.6	447.8	457.5	457.6
Gross profit	280.1	305.3	275.2	272.8
Net earnings	82.6	84.8	83.3	60.4
Basic net earnings per share(1)	0.82	0.85	0.83	0.60
Diluted net earnings per share(1)	0.81	0.84	0.83	0.60

	Year Ended December 31, 2015
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

Revenues	$690.0	$700.6	$679.8	$659.2
Cost of sales	401.6	420.1	424.4	396.4
Gross profit	288.4	280.5	255.4	262.8
Net earnings	77.6	78.9	45.8	83.4
Basic net earnings per share(1)	0.74	0.76	0.44	0.81
Diluted net earnings per share(1)	0.74	0.75	0.44	0.81

(1)         Net earnings per share are computed individually for each quarter presented. Therefore, the sum of the quarterly net earnings per share may not necessarily equal the total for the year.

17.             PENDING ROCKWELL COLLINS TRANSACTION

On October 23, 2016, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Rockwell Collins, Inc., a Delaware corporation (“Rockwell Collins”), and Quarterback Merger Sub Corp. (“Merger Sub”), a Delaware corporation and a wholly owned subsidiary of Rockwell Collins.  Upon the terms and subject to the conditions set forth in the Merger Agreement, at the closing, Merger Sub will merge with and into the Company, with the Company surviving (the “Surviving Corporation”) as a direct or indirect wholly owned subsidiary of Rockwell Collins (the “Merger” and, together with the other transactions contemplated by the Merger Agreement, collectively the “Transaction”).

At the effective time of the Merger (the “Effective Time”), each share of common stock, par value $0.01 per share, of the Company (“B/E Aerospace Common Stock”) issued and outstanding immediately prior to the Effective Time (other than shares B/E Aerospace Common Stock (i) held by the Company as treasury stock, (ii) held, directly or indirectly, by Rockwell Collins or Merger Sub immediately prior to the Effective Time or (iii) that are outstanding immediately prior to the Effective Time and that are held by any person who is entitled to demand, and properly demands, appraisal of such shares pursuant to, and who complies in all respects with, Section 262 of the Delaware General Corporation Law), will be converted into the right to receive the merger consideration (the “Merger Consideration”) from Rockwell Collins, which will consist of (x) $34.10 per share in cash, without interest, and (y) a number of validly issued, fully paid and non-assessable shares of common stock, par value $0.01 per share, of Rockwell Collins (“Rockwell Collins Common Stock”) equal to $27.90, subject to a two-way 7.5% collar as described in the Merger Agreement.

The respective boards of directors of the Company and Rockwell Collins have unanimously approved the Merger Agreement, and the Board of Directors of the Company has agreed to recommend that the Company’s stockholders adopt the Merger Agreement. In addition, the board of directors of Rockwell Collins has agreed to recommend that Rockwell Collins’s stockholders approve the issuance of the shares of Rockwell Collins Common Stock forming part of the Merger Consideration, as required by the listing standards of the New York Stock Exchange. The Company and Rockwell Collins each have agreed, subject to certain exceptions, not to directly or indirectly solicit competing alternative proposals and to terminate all existing discussions, negotiations and communications with any persons with respect to any alternative proposal.

The completion of the Merger is subject to the satisfaction or waiver of customary closing conditions, including, among other things: (i) approval of the Merger Agreement by the Company’s stockholders, (ii) approval of the issuance of the Rockwell Collins Common Stock forming part of the Merger Consideration by Rockwell Collins’ stockholders and (iii) applicable regulatory approvals.  The completion of the Merger is not conditioned on receipt of financing by Rockwell Collins.

The Company and Rockwell Collins have made customary representations and warranties in the Merger Agreement. The Merger Agreement also contains customary covenants and agreements, including covenants and agreements relating to (a) the conduct of each of the Company’s and Rockwell Collins’ respective businesses between the date of the signing of the Merger Agreement and the consummation of the Merger, and (b) the efforts of the parties to cause the Merger to be completed.

The Merger Agreement provides that Rockwell Collins may be required to pay the Company a termination fee equal to $300 million if the Merger Agreement is terminated by Rockwell Collins under certain circumstances described in the Merger Agreement. The Merger Agreement provides that the Company may be required to pay Rockwell Collins a termination fee equal to $200 million if the Merger Agreement is terminated by the Company under certain circumstances described in the Merger Agreement.